SECOND AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS SECOND AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of February 23, 2023 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,”), and Northern LIghts fund TRUST iii (the “Trust”), an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios listed on Schedule A (List of Series / Portfolios) to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Trust entered into a Custodian Agreement, dated as of June 9, 2021 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Trust hereby agree as follows:

1.              The Agreement is hereby amended by deleting the existing Schedule A (List of Series / Portfolios) to the Agreement and replacing it with the Schedule A (List of Series / Portfolios) attached hereto.

2.              This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment.

3.              This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.              This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned parties has executed this Second Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: _/s/Hugh Bolton___________________

Name: Hugh Bolton

Title: Managing Director

Date: 1 March 2023

Northern Lights Fund Trust III

By: _/s/Eric Kane______________________

Name: Eric Kane

Title: President

Date: February 23, 2023

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SCHEDULE A

List of Series / Portfolios

HCM Dividend Sector Plus Fund

HCM Tactical Growth Fund

HCM Income Plus Fund

HCM Dynamic Income Fund

Rondure New World Fund

Rondure Overseas Fund